[GRAPHIC OMITTED] APPLETON

APPLETON NAMES TWO FINANCE EXECUTIVES

(Appleton, Wis. March 12, 2007) Appleton announced today that Steve Kula has been named executive director of finance strategy, planning and forecasting. In this new position, Kula will work with Appleton's senior management in the ongoing development of short and long-term strategic financial plans for the company. He will integrate those plans with the company's forecasting and budgeting processes as well as the company's balance sheet strategy and related financing and equity structures. Kula joined Appleton in June 1985 and has served as corporate controller since November 1997.

Jeff Fletcher has joined Appleton as corporate controller. Fletcher comes to Appleton from Wells' Dairy, Inc. where he served as corporate controller for the past two years. Wells' Dairy, based in Le Mars, Iowa, is the nation's largest family-owned dairy processor and produces the Blue Bunny(R) brand of dairy products. Fletcher was responsible for financial reporting, planning, treasury, tax and risk management.

From 2003 to 2005, Fletcher worked for IP Innovations, Inc. as president and chief financial officer for a $30 million start-up financial services company backed by Principal Financial Group. Prior to joining IP Innovations, Fletcher held senior level financial positions at La Petite Academy, Inc., Hirsh Industries, Inc., Transition Strategies, EQ-The Environmental Quality Company, and Gaylord Container Corporation. Fletcher began his career in public accounting with Coopers & Lybrand.

Fletcher earned a master's degree in business administration from Northwestern University and a bachelor's degree in accounting from the University of Iowa.

Kula and Fletcher report to Tom Ferree, Appleton's vice president of finance and chief financial officer.

ABOUT APPLETON
Appleton creates product solutions through development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,200 people and is 100 percent employee owned. For more information visit www.appletonideas.com

Media Contact: Bill Van Den Brandt
               Manager, Corporate Communications
               920-991-8613
               bvandenbrandt@appletonideas.com

825 East Wisconsin Avenue P.O. Box 359 Appleton, WI 54912-0359 920-734-9841 appletonideas.com